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                                                                  EXHIBIT 12.1

                        SALTON SEA FUNDING CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                     (AMOUNTS IN THOUSANDS, EXCEPT RATIO)

                                                                  FROM
                                                             JUNE 20, 1995
                                                               (INCEPTION      THREE MONTHS
                                                                 DATE)            ENDED
                                  YEAR ENDED DECEMBER 31,       THROUGH         MARCH 31,
                                                              DECEMBER 31,
                                ----------------------------                -----------------
                                  1998      1997     1996         1995        1999     1998
                                -------- --------  -------- --------------  -------- --------
Pre-tax income from continuing
 operations                       3,030     2,483    3,094        2,555         293      654
Undistributed earnings of less
 than 50% subsidiaries             (980)     (851)    (656)        (271)       (116)    (161)
                                -------- --------  -------- --------------  -------- -------
                                  2,050     1,632    2,438        2,284         177      493
Fixed charges:
 Interest expense and
  amortization of deferred
  finance charges on all
  indebtedness                   35,495    37,443   36,761       15,022      11,737    8,259
                                -------- --------  -------- --------------  -------- -------
 Total fixed charges             35,495    37,443   36,761       15,022      11,737    8,259
Earnings before income taxes
 and fixed charges               37,545    39,075   39,199       17,306      11,914    8,752
Ratio of earnings to fixed
 charges                          1.058     1.044    1.066        1.152       1.015    1.060
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